Exhibit 99.1

SAUL CENTERS, INC.

7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522

(301) 986-6200

Saul Centers, Inc. Reports First Quarter 2005 Earnings

May 4, 2005, Bethesda, MD.

Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust, announced its first quarter 2005 operating results. Total revenues for the quarter ended March 31, 2005 increased 15.1% to $30,307,000 compared to $26,341,000 for the 2004 quarter. Operating income before minority interests and preferred stock dividends increased 3.7% to $8,639,000 compared to $8,329,000 for the comparable 2004 quarter. After preferred stock dividends and minority interests, the Company reported net income available to common stockholders of $4,610,000 or $0.28 per share (basic & diluted) for the 2005 quarter, a per share increase of 3.7% compared to net income available to common stockholders of $4,305,000 or $0.27 per share (basic & diluted) for the 2004 quarter.

Overall same property revenues for the total portfolio increased 4.3% for the 2005 first quarter compared to the same quarter in 2004 and same property operating income increased 3.1%. The same property comparisons exclude the results of operations of properties not in operation for each of the comparable reporting periods. Property operating income is calculated as total property revenue less property operating expenses, provision for credit losses and real estate taxes. Same center property operating income in the shopping center portfolio increased 2.9% for the 2005 first quarter, compared to the prior year’s quarter, despite the departure of two tenants, whose spaces combined total 152,000 square feet, and the resulting loss of revenues relating to these tenants during the entire 2005 quarter. While these spaces represent approximately 2.0% of the Company’s total gross leaseable area, the combined rent payments were less than 1.0% of the Company’s 2004 annual revenues. The loss of rental revenues from these tenants at Great Eastern Plaza and Southside Plaza was more than overcome by increased rental revenue from redevelopments of portions of Thruway and Southdale and operations at the balance of the Company’s shopping center portfolio. Same property operating income in the office portfolio grew 3.6% for the 2005 quarter, due primarily to the completion of re-tenanting of space at 601 Pennsylvania Avenue, which was being prepared for new occupancy during a portion of early 2004.

www.SaulCenters.com

As of March 31, 2005, 92.4% of the portfolio was leased, compared to 94.2% a year earlier. On a same property basis, 92.2% of the portfolio was leased, compared to the prior year level of 94.2%. The comparative decrease in the 2005 same property leasing percentage is largely attributable to the early departure of the two tenants at Great Eastern Plaza and Southside Plaza.

Funds From Operations (FFO) available to common shareholders (after deducting preferred stock dividends) increased 11.7% to $12,254,000 in the 2005 first quarter compared to $10,967,000 for the same quarter in 2004. The $1,287,000 increase in FFO available to common shareholders in the 2005 quarter resulted from the combination of (1) increased operating income from retail acquisition and development properties and (2) successful leasing efforts in the core portfolio, primarily at Thruway, Southdale and 601 Pennsylvania Avenue. On a diluted per share basis, FFO available to common shareholders increased 7.7% to $0.56 per share in 2005 compared to $0.52 for the 2004 quarter. FFO, a widely accepted non-GAAP financial measure of operating performance for real estate investment trusts, is defined as net income, plus minority interests, extraordinary items and real estate depreciation and amortization, excluding gains and losses from property sales.

In March 2005, the Company acquired the 126,000 square foot Albertsons anchored, Palm Springs Center for a purchase price of $17.5 million. This grocery anchored neighborhood shopping center located in Altamonte Springs near Orlando is the Company’s second Florida center. The property is 100% leased and includes tenants complementing Albertsons, such as Office Depot, Mimi’s Café and Toojay’s Deli.

Saul Centers is a self-managed, self-administered equity real estate investment trust headquartered in Bethesda, Maryland. Saul Centers currently operates and manages a real estate portfolio of 41 community and neighborhood shopping center and office properties totaling approximately 7.3 million square feet of leaseable area. Over 80% of the Company’s cash flow is generated from properties in the metropolitan Washington, DC/Baltimore area.

Contact:	Scott V. Schneider
(301) 986-6220

www.SaulCenters.com

Saul Centers, Inc.

Condensed Consolidated Balance Sheets

($ in thousands)

	March 31, 2005	December 31, 2004
	(Unaudited)
Assets
Real estate investments
Land	$125,308	$119,029
Buildings	536,327	521,161
Construction in progress	45,548	42,618

	707,183	682,808
Accumulated depreciation	(185,884)	(181,420)

	521,299	501,388
Cash and cash equivalents	11,668	33,561
Accounts receivable and accrued income, net	21,270	20,654
Lease acquisition costs, net	18,046	17,745
Prepaid expenses	1,862	2,421
Deferred debt costs, net	6,093	5,011
Other assets	4,562	2,616

Total assets	$584,800	$583,396

Liabilities
Mortgage notes payable	$450,876	$453,646
Dividends and distributions payable	10,464	10,424
Accounts payable, accrued expenses and other liabilities	13,106	12,318
Deferred income	7,787	6,044

Total liabilities	482,233	482,432

Stockholders’ Equity
Preferred stock	100,000	100,000
Common stock	165	164
Additional paid in capital	110,313	106,886
Accumulated deficit	(107,911)	(106,086)

Total stockholders’ equity	102,567	100,964

Total liabilities and stockholders’ equity	$584,800	$583,396

Saul Centers, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2005	2004
	(Unaudited)
Revenue
Base rent	$24,132	$21,276
Expense Recoveries	4,980	3,894
Percentage Rent	504	444
Other	691	727

Total revenue	30,307	26,341

Operating Expenses
Property operating expenses	3,773	2,892
Provision for credit losses	54	69
Real estate taxes	2,583	2,391
Interest expense and deferred debt amortization	7,409	6,266
Depreciation and amortization	5,615	4,638
General and administrative	2,234	1,756

Total operating expenses	21,668	18,012

Operating Income	8,639	8,329

Minority Interests	(2,029)	(2,024)

Net Income	6,610	6,305

Preferred Dividends	(2,000)	(2,000)

Net Income Available to Common Stockholders	$4,610	$4,305

Per Share Net Income Available to Common Stockholders :
Basic and diluted	$0.28	$0.27

Weighted average common stock outstanding :
Common stock	16,468	15,947
Effect of dilutive options	89	27

Diluted weighted average common stock	16,557	15,974

Saul Centers, Inc.

Supplemental Information

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2005	2004
	(Unaudited)
Reconciliation of Net Income to Funds From Operations (FFO)(1)
Net Income	$6,610	$6,305
Add: Real property depreciation & amortization	5,615	4,638
Add: Minority Interests	2,029	2,024

FFO	14,254	12,967
Less: Preferred dividends	(2,000)	(2,000)

FFO available to common shareholders	$12,254	$10,967

Weighted average shares outstanding :
Diluted weighted average common stock	16,557	15,974
Convertible limited partnership units	5,201	5,190

Diluted & converted weighted average shares	21,758	21,164

Per Share Amounts:
FFO available to common shareholders	$0.56	$0.52

Reconciliation of Net Income to Same Property Operating Income
Net Income	$6,610	$6,305
Add: Interest expense and deferred debt amortization	7,409	6,266
Add: Depreciation and amortization	5,615	4,638
Add: General and administrative	2,234	1,756
Less: Interest income	(140)	(88)
Add: Minority Interests	2,029	2,024

Property operating income	23,757	20,901

Less: Acquisitions & developments	(2,692)	(479)

Total same property operating income	$21,065	$20,422

Total Shopping Centers	$14,417	$14,007
Total Office Properties	6,648	6,415

Total same property operating income	$21,065	$20,422

(1)	FFO is a widely accepted non-GAAP financial measure of operating performance of real estate investment trusts ("REITs"). FFO is defined by the National Association of Real Estate Investment Trusts as net income, computed in accordance with GAAP, plus minority interests, extraordinary items and real estate depreciation and amortization, excluding gains or losses from property sales. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Consolidated Statements of Cash Flows in the Company’s SEC reports for the applicable periods. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company's operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a supplemental measure of operating performance and along with cash flow from operating activities, financing activities and investing activities, it provides investors with an indication of the ability of the Company to incur and service debt, to make capital expenditures and to fund other cash needs. FFO may not be comparable to similarly titled measures employed by other REITs.